                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                  Act of 1934
                               (Amendment No. )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                             Wachovia Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


PAYMENT OF FILING FEE (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

   1) Title of each class of securities to which transaction applies:
    ----------------------------------------------------------------------------

   2) Aggregate number of securities to which transaction applies:
    ----------------------------------------------------------------------------

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange  Act Rule 0-11:1
    ----------------------------------------------------------------------------

   4) Proposed maximum aggregate value of transaction:
    ----------------------------------------------------------------------------

   5) Total fee paid:
    ----------------------------------------------------------------------------

1 Set forth the amount on which the filing fee is calculated and state how it was determined.


     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:
   ---------------------------------------------------------------------------

  2) Form, Schedule or Registration Statement No.:
   ---------------------------------------------------------------------------

  3) Filing Party:
   ---------------------------------------------------------------------------

  4) Date Filed:
   ---------------------------------------------------------------------------

                                (WACHOVIA logo)




                             100 North Main Street
                                 P.O. Box 3099
                      Winston-Salem, North Carolina 27150

                          191 Peachtree Street, N.E.
                                 P.O. Box 4148
                            Atlanta, Georgia 30303

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



                                                                 March 18, 1998


TO THE SHAREHOLDERS OF
WACHOVIA CORPORATION



      You are cordially invited to attend the Annual Meeting of Shareholders of Wachovia Corporation to be held at The Jefferson Hotel, Franklin and Adams Streets, Richmond, Virginia, on Friday, April 24, 1998, at 10:30 A.M., EDT, for the following purposes:



      (1) To elect one (1) director for a one-year term to expire at the 1999 Annual Meeting of Shareholders, two (2) directors for a two-year term to expire at the 2000 Annual Meeting of Shareholders, and five
            (5) directors for a three-year term to expire at the 2001 Annual Meeting of Shareholders (described on pages 2-11 of the accompanying Proxy Statement);


      (2) To amend the Articles of Incorporation of Wachovia Corporation to increase the number of shares of common stock authorized to be issued from 500 million to one billion (described on page 12 of the accompanying Proxy Statement);


      (3) To ratify the appointment of the independent auditors for 1998 (described on page 12 of the accompanying Proxy Statement); and



      (4) To transact such other business as properly may come before the meeting.


      Shareholders of record at the close of business on February 23, 1998, are entitled to notice of and to vote at said meeting and any adjournment thereof.



                                          /s/ L. M. Baker, Jr.
                                          L. M. Baker, Jr.
                                          Chief Executive Officer


PLEASE MARK, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY.

                                 (WACHOVIA LOGO)


        100 North Main Street                        191 Peachtree Street, N.E.
            P.O. Box 3099                                   P.O. Box 4148
 Winston-Salem, North Carolina 27150                   Atlanta, Georgia 30303

                                 PROXY STATEMENT


                                 March 18, 1998


      This Proxy Statement and accompanying Form of Proxy are being mailed to shareholders on or about March 18, 1998, in connection with the solicitation of Proxies by the Board of Directors of Wachovia Corporation ("Wachovia" or the "Company") for use at the Annual Meeting of Shareholders to be held on April 24, 1998, and at any adjournment thereof. The entire cost of such solicitation will be borne by Wachovia. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and Wachovia will reimburse them for their expenses in so doing. Wachovia has retained W. F. Doring & Co. to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $7,500, plus reasonable out-of-pocket costs and expenses. Personal solicitation also may be conducted by Directors, officers and employees of Wachovia and its subsidiaries.

      The shares represented by the accompanying Proxy will be voted if the Form of Proxy is properly signed and received by Wachovia prior to or at the time of the meeting. Where a choice is specified on any Proxy as to the vote on any matter to come before the meeting, the Proxy will be voted in accordance with such specification. If no choice is specified, the Proxy will be voted in favor of Proposals 1, 2 and 3. Any Proxy may be revoked at any time prior to the voting of the Proxy by notifying the Secretary of Wachovia in writing or by signing and delivering a Proxy with a later date. A Proxy is suspended if the person giving the Proxy attends the meeting and elects to vote in person.



      Throughout this Proxy Statement, reference will be made to the following subsidiaries of Wachovia: Wachovia Bank of Georgia, National Association, and Wachovia Bank of South Carolina, National Association, merged with and into Wachovia Bank of North Carolina, National Association, which subsequently changed its name to Wachovia Bank, National Association, under a single charter effective June 1, 1997 (all three predecessor banks and the single charter bank shall be referred to, individually and collectively, as "Wachovia Bank"); Central Fidelity National Bank ("CFB"), acquired upon the merger of its parent company, Central Fidelity Banks, Inc. ("Central Fidelity"), into Wachovia Corporation effective December 15, 1997; Jefferson National Bank ("JNB"), acquired upon the merger of its parent company, Jefferson Bankshares, Inc. ("Jefferson"), into Wachovia Corporation effective October 31, 1997; and 1st United Bank ("1st Bank"), acquired upon the merger of its parent company, 1st United Bancorp ("1st United"), into Wachovia Corporation effective November 10, 1997. Wachovia Bank, CFB and JNB are national banking associations organized under the laws of the United States, and 1st Bank is a state banking association organized under the laws of the state of Florida.



      Shareholders of record at the close of business on February 23, 1998, will be entitled to vote at the Annual Meeting of Shareholders. Holders of Wachovia's common stock, $5.00 par value per share (the "Common Stock"), are entitled at all meetings of shareholders of Wachovia to one vote for each share held. At the close of business on February 23, 1998, there were 205,688,002 shares of Common Stock outstanding. All such shares are entitled to be voted at the meeting.

      Under Wachovia's bylaws, a majority of votes entitled to be cast on a particular matter, represented in person or by proxy, constitutes a quorum for purposes of all matters to be considered at the Annual Meeting. The bylaws of Wachovia further provide that once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof, unless a new record date is or must be set for the adjournment. Abstentions and shares which are withheld as to voting with respect to one or more of the nominees for Director will be counted in determining the existence of a quorum, but shares held by a broker, as nominee, and not voted on any matter will not be counted for such purposes.


      Under the laws of North Carolina, the persons receiving a plurality of the votes cast by the shares entitled to vote will be elected as Directors. The proposals to amend the Articles of Incorporation of Wachovia Corporation to increase the number of shares of Common Stock authorized to be issued from 500 million to one billion and to ratify the appointment of auditors for 1998 will be approved if the votes cast in favor of each such proposal exceed the votes cast against it. Abstentions, shares which are withheld as to voting with respect to nominees for Director, and shares held of record by a broker, as nominee, that are not voted with respect to any of the foregoing proposals will not be counted as a vote in favor of or against such proposal and, therefore, will have no effect.


      To Wachovia's knowledge, no shareholder beneficially owned more than 5% of the outstanding shares of Wachovia Common Stock as of December 31, 1997. Wachovia's four principal banking subsidiaries held, as of December 31, 1997, in various fiduciary capacities, an aggregate of 11,933,749 shares, or 5.80%, of the Common Stock as follows: Wachovia Bank -- 10,185,177 shares or 4.95%; CFB -- 1,433,387 shares or 0.69%; JNB -- 312,400 shares or 0.15%; and 1st Bank
-- 2,785 shares or 0.001%.



                               BOARD OF DIRECTORS


      The Board of Directors of Wachovia held 13 meetings during 1997. Each Director, with the exception of Mr. Casteen who was not elected to the Board until October 31, 1997, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of all committees of the Board on which such Director served during 1997.


      The bylaws of Wachovia provide that the number of Directors shall not be less than nine nor more than twenty-five. There are presently twenty Directors divided into three classes. The bylaws further provide that no person shall be elected a Director or continue to serve past an annual meeting if such person has reached the age of 67 years, and no person shall be elected a Director who has retired from active participation or practice of the person's principal business or profession, provided that a Director who retires from active participation in his or her principal business or profession during the course of an unexpired term as Director may complete such unexpired term subject to the age limitation. Miss Wyndham Robertson and Messrs. Robert M. Holder, Jr., James W. Johnston, and Herman J. Russell are retiring as of the date of the Annual Meeting pursuant to such provisions of the Company's bylaws. At the 1998 Annual Meeting of Shareholders, five Directors are to be elected to serve for a term of three years, until the 2001 Annual Meeting; two Directors are to be elected to serve for a term of two years, until the 2000 Annual Meeting, and one Director is to be elected to serve for a term of one year, until the 1999 Annual Meeting. If elected, the nominees will serve until their respective terms expire, except as the age and other retirement provisions of Wachovia's bylaws otherwise require, and until their successors are elected and qualified. The remaining members of the Board of Directors are expected to continue to serve until their respective terms expire.

      It is not anticipated that any of the nominees will be unable or unwilling to serve, but if that should occur, it is the intention of the proxyholders named in the Proxy either to vote for such other person or persons for the office of Director as may be nominated by the Board of Directors or to reduce the number of Directors to be elected at the meeting by the number of such persons unable or unwilling to serve (subject to the requirement of Wachovia's articles of incorporation that the number of Directors in each of the three classes be as equal in number as possible). Proxies cannot be voted for a greater number of nominees than the number named in the Proxy Statement.


      Wachovia has an Audit Committee presently consisting of the following nonmanagement Directors: James W. Johnston, Chairman, James S. Balloun, John T. Casteen III, Lawrence M. Gressette, Jr., Thomas K. Hearn, Jr. and George W. Henderson III. During 1997, four meetings of the Audit Committee were held. The Audit Committee is responsible for assuring that there exist viable internal and independent auditing processes for Wachovia and its subsidiaries and affiliated companies. The committee recommends to the Board of Directors the appointment of the independent auditors. The committee maintains open lines of communication with internal auditors, independent auditors and regulatory examiners for the purpose of satisfying the committee that audit scopes and programs are comprehensive and adequate to meet needs, that management takes appropriate and timely action on recommendations made by internal auditors, independent auditors and regulatory examiners, and that Wachovia personnel cooperate fully with internal auditors, independent auditors and regulatory examiners. In fulfilling its responsibilities, the committee reviews and considers written and oral reports of examinations by the regulatory authorities, management letters or other comments of independent auditors, reports of the internal auditors, and other audit-related information it considers appropriate. The Chairman of the Audit Committee regularly reports to the Board of Directors on the committee's findings, any recommendations made by the committee, and action taken by management on such recommendations.


      Wachovia has a Management Resources and Compensation Committee presently consisting of the following nonmanagement Directors: John L. Clendenin, Chairman, Peter C. Browning, Robert M. Holder, Jr., George R. Lewis, Sherwood
H. Smith, Jr. and John C. Whitaker, Jr. The Management Resources and Compensation Committee has the authority for establishing and administering salary, incentive, benefit and stock plans, including setting the compensation of senior officers, reviewing and recommending assignment and succession of top executive management and at least annually reviewing the performance of the Chief Executive Officer and reporting its findings to the nonmanagement members of the Board. The Management Resources and Compensation Committee, or a subcommittee thereof, also serves as the committee of outside directors authorized to take those actions necessary to satisfy the qualified performance-based compensation requirements for employer compensation deductions set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended. Four meetings of the Management Resources and Compensation Committee were held during 1997.


      Wachovia has a Corporate Governance and Nominating Committee presently consisting of the following nonmanagement Directors: Sherwood H. Smith, Jr., Chairman, Peter C. Browning, John L. Clendenin, Robert M. Holder, Jr., George
R. Lewis and John C. Whitaker, Jr. The Corporate Governance and Nominating Committee has the authority for considering and recommending nominees for the Board of Directors of the Company, assessing the performance of the Board, evaluating issues of corporate governance, and recommending the processes and practices through which the Board shall conduct its business. The Corporate Governance and Nominating Committee will consider recommendations for Director nominees made by shareholders of the Company. Such nominations must be made, in accordance with the requirements of the Company's bylaws, in writing to the Chief Executive Officer of Wachovia, not less than 14 days or more than 50 days prior to any meeting of shareholders called for the election of Directors (provided that if less than 21 days' notice of the meeting is given to shareholders, such nomination must be mailed or delivered not later than the close of business on the seventh day following the day on which the notice of meeting was mailed), and must state the name, age, address, principal occupation, background and qualifications of the person recommended, specify the class of Directors to which such person is nominated, state the number of shares that will be voted for the person recommended, and indicate the name and residence address of, and number of shares held by, the shareholder making the recommendation. Four meetings of the Corporate Governance and Nominating Committee were held during 1997.


      In addition, the Board of Directors has Compliance, Credit, Executive and Finance Committees.

      Nonemployee Directors of Wachovia are paid a cash retainer fee of $10,000 per calendar quarter for their services as members of the Board of Directors and $1,000 per meeting for any special meetings beyond the four regularly scheduled quarterly meetings of the Board and each committee. There are no additional payments for attendance at regularly scheduled board or committee meetings. Cash retainer and meeting fees may be deferred into the Wachovia Corporation Deferred Stock Unit Plan (the "Deferred Stock Unit Plan") described below.



      Additional and significant Director compensation is paid in Wachovia Common Stock or equivalents through the plans described below to even more closely align the interests of Directors and shareholders.


      Nonemployee Directors of Wachovia are credited with a quarterly grant of $4,500 under the Deferred Stock Unit Plan. Amounts credited to or deferred into the Deferred Stock Unit Plan, which is administered by the Management Resources and Compensation Committee, are equal to such number of shares of Common Stock that could be purchased for the $4,500 grant and any deferred cash retainer fee on the quarterly award date. Deferred Stock Unit Plan account balances are fully vested at all times and are payable in cash after a Director's retirement or termination or upon a change of control of the Company. The amount of cash payment will equal the fair market value per share of the Common Stock on the payment date times the number of deferred stock units redeemed from the Director's account. Payment may be made in lump sum or installments up to 10 years after retirement. Deferred stock unit balances under the Deferred Stock Unit Plan also are credited each quarter with dividend equivalent grants equal to dividends paid on Wachovia Common Stock.



      Wachovia's Stock Plan provides for the award of 1,000 shares of restricted stock to each nonemployee Director who is newly elected or appointed to the Board of Directors of the Company and 250 shares of restricted stock at each annual meeting to each nonemployee Director who has been a Director for at least one year. The initial award of 1,000 shares is restricted for three years and is deemed earned and ownership of the shares vests in the Director on the third anniversary of the date of grant provided the Director is still in service. The annual award of 250 shares is deemed earned and vests one year after the date of grant provided the Director is still in service. In addition, a Director award not otherwise forfeited will vest upon the death, disability or retirement of the Director in accordance with the policies of the Company or upon a change in control. Director awards not otherwise earned shall be forfeited upon the termination of the Director from service on the Board of Directors.



      Directors who formerly served on the Board of Directors of Central Fidelity hold Common Stock equivalents as a result of retainer and meeting fees deferred under the Central Fidelity Compensation Plan for Non-Employee Directors (the "Central Fidelity Directors Plan") which are equivalent in value to shares of Wachovia Common Stock. Such equivalents are settled in stock according to the distribution election of the Director.


      Wachovia has entered into an agreement with Mr. Medlin whereby he has agreed to serve, if elected, as nonmanagement Chairman of the Board of Directors and to provide certain other services to the Company from January 1, 1994 until April 24, 1998. Wachovia has agreed to pay Mr. Medlin $25,000 per month for his services during the term of the agreement. As a retired employee, Mr. Medlin is not eligible to participate in the Directors' compensation and stock plans described above.


      Set forth on the following pages for each nominee for election as Director of Wachovia, and for each Director whose term will continue after the Annual Meeting, is a brief statement including the age, year of first election as a Director of Wachovia, principal occupation and business experience during the past five years, and certain other directorships, all as of December 31, 1997, unless otherwise indicated. Upon the formation of Wachovia Bank as a single charter national bank in June 1997, each of the Directors of Wachovia Corporation also was elected a Director of Wachovia Bank.

                                              NOMINEE FOR ELECTION AS DIRECTOR
                                             Term Expiring 1999 Annual Meeting
(Photo)
                                    JAMES F. BETTS, 65, is an independent management consultant and former Chairman of the Board and President of The Life Insurance Company of Virginia. He was a director of
                                    Central Fidelity from 1973 to 1997 and was named a Director of Wachovia and Wachovia
                                    Bank in connection with its acquisition of that company effective December 15, 1997.
                                    Committees: Credit
                                    Finance


--------------------------------------------------------------------------------


                                              NOMINEES FOR ELECTION AS DIRECTORS
                                               Term Expiring 2000 Annual Meeting
-----------------------------------------------------------------------------------------------------------------------------
(Photo)                            JOHN T. CASTEEN III, 54, is President of the University of Virginia. He was a director of
                                   Jefferson Bankshares, Inc. from 1990 to 1997 and was named a Director of Wachovia and
                                   Wachovia Bank in connection with its acquisition of that company effective October 31,
                                   1997.
                                   Committees: Audit
                                   Compliance

-----------------------------------------------------------------------------------------------------------------------------
(Photo)                            GEORGE R. LEWIS, 56, is President and Chief Executive Officer of Philip Morris Capital
                                   Corporation, which engages in various financing and investment activities, positions he has held since 1997. Prior thereto, from 1984 to 1997, he was Vice President and Treasurer of
                                   Philip Morris Companies, Inc., the parent company of Philip Morris Capital Corporation, which engages in the manufacture and sale of various consumer products, from 1984 to 1997.
                                   He serves as a director of Ceridian Corporation and Kemper National Insurance Company.
                                   Mr. Lewis was a director of Central Fidelity from 1985 to 1997 and was named a Director of
                                   Wachovia and Wachovia Bank in connection with its acquisition of that company effective
                                   December 15, 1997.
                                   Committees: Corporate Goverance and Nominating
                                   Management Resources and Compensation


--------------------------------------------------------------------------------

                                            NOMINEES FOR ELECTION AS DIRECTORS-Continued
                                                  Term Expiring 2001 Annual Meeting

-----------------------------------------------------------------------------------------------------------------------------
(Photo)                                      JAMES S. BALLOUN, 59, is Chairman, President and Chief Executive Officer of
                                             National Service Industries, Inc., which is engaged in multi-industry manufacturing and diversified services, positions he has held since 1996. Prior thereto, he was a partner with McKinsey & Company, Inc. a management consulting firm. Mr. Balloun also serves as a director of Radiant Systems, Inc. He first was elected a Director of Wachovia and Wachovia Bank to fill a vacancy in October
                                             1997.
                                             Committees: Audit
                                             Compliance

-----------------------------------------------------------------------------------------------------------------------------
(Photo)                                      PETER C. BROWNING, 56, is President and Chief Operating Officer of Sonoco Products
                                             Company, a worldwide global packaging company, positions he has held since 1995.
                                             Prior thereto, he was an Executive Vice President of that company from 1993 to
                                             1995 and President, Chairman and Chief Executive Officer of National Gypsum
                                             Company from 1990 to 1993. Mr. Browning first was elected a Director of Wachovia and Wachovia Bank to fill a vacancy in July 1997.
                                             Committees: Corporate Governance and Nominating
                                             Management Resources and Compensation

-----------------------------------------------------------------------------------------------------------------------------
(Photo)                                      HAYNE HIPP, 57, is President and Chief Executive Officer of The Liberty
                                             Corporation, an insurance and broadcasting holding company. He also serves as a director of The Liberty Corporation and SCANA Corporation. Mr. Hipp was a director of South Carolina National Corporation from 1984 to 1991 and was named a Director of Wachovia in connection with the acquisition of that company in 1991. He was elected for his present term at the 1995 Annual Meeting of Shareholders.
                                             Committees: Credit
                                             Finance

-----------------------------------------------------------------------------------------------------------------------------
(Photo)                                      LLOYD U. NOLAND, III, 54, is Chairman, President, Chief Executive Officer and a
                                             Director of Noland Company, a supplier of industrial products. He was a director of Central Fidelity from 1987 to 1997 and was named a Director of Wachovia and
                                             Wachovia Bank in connection with its acquisition of that company effective
                                             December 15, 1997.
                                             Committees: Credit
                                             Finance
-----------------------------------------------------------------------------------------------------------------------------

                                         NOMINEES FOR ELECTION AS DIRECTORS-Continued
                                               Term Expiring 2001 Annual Meeting

-----------------------------------------------------------------------------------------------------------------------------
(Photo)                                      SHERWOOD H. SMITH, JR ., 63, is Chairman of the Board of Carolina Power & Light
                                             Company, a public utility. He also served that company as Chief Executive Officer until 1996 and President until 1992. He serves as a director of Northern Telecom,
                                             Inc. and Springs Industries, Inc. and a Trustee of Northwestern Mutual Life
                                             Insurance Company. Mr. Smith was a director of Wachovia Bank from 1980 to 1990 and was designated a Director of Wachovia upon its organization in 1985. He was elected for his present term at the 1995 Annual Meeting of Shareholders.
                                             Committees: Corporate Governance and Nominating
                                             Management Resources and Compensation
                                             Executive


--------------------------------------------------------------------------------


                                                DIRECTORS CONTINUING IN OFFICE
                                               Term Expiring 1999 Annual Meeting

-----------------------------------------------------------------------------------------------------------------------------
(Photo)                             LESLIE M. BAKER, JR ., 55, President and Chief Executive Officer of Wachovia since
                                    1994 and Wachovia Bank from 1990 to 1993 and since June 1, 1997, was President and Chief
                                    Operating Officer of Wachovia from February 1, 1993 to December 31, 1993, and prior thereto served as Executive Vice President. He has served as a director of Wachovia Bank since 1990. He also serves as a director of Carolina Power & Light Company. Mr. Baker first was elected a Director of Wachovia in 1993 and was elected for his present term at the 1996
                                    Annual Meeting of Shareholders.
                                    Committee: Executive

-----------------------------------------------------------------------------------------------------------------------------
(Photo)                             LAWRENCE M. GRESSETTE, JR ., 65, served as Chairman and Chief Executive Officer of SCANA Corporation until March 1, 1997, when he was elected Chairman of the Executive
                                    Committee. He also served as President of SCANA Corporation from 1985 until 1996.
                                    SCANA Corporation is a holding company whose principal subsidiary is South Carolina
                                    Electric & Gas Company, a public utility. He serves as a director of Powertel, Inc. and
                                    SCANA Corporation. Mr. Gressette was a director of South Carolina National Corporation from 1979 to 1991 and was named a Director of Wachovia in connection with the acquisition of that company in 1991. He was elected for his present term at the 1996 Annual Meeting of
                                    Shareholders.
                                    Committees: Audit
                                    Compliance
-----------------------------------------------------------------------------------------------------------------------------

                                           DIRECTORS CONTINUING IN OFFICE-Continued
                                               Term Expiring 1999 Annual Meeting

-----------------------------------------------------------------------------------------------------------------------------
(Photo)                                  THOMAS K. HEARN, JR ., 60, is President of Wake Forest University. Dr. Hearn was a
                                         director of Wachovia Bank from 1988 to 1990 and was first elected a Director of
                                         Wachovia in 1990. He was elected for his present term at the 1996 Annual Meeting of
                                         Shareholders.
                                         Committees: Audit
                                         Compliance

-----------------------------------------------------------------------------------------------------------------------------
(Photo)                                  JOHN C. WHITAKER, JR ., 60, is Chairman of the Board and Chief Executive Officer of
                                         Inmar Industries, Inc., an information services and transaction processing company. He was a director of Wachovia Bank from 1990 until 1996, and first was elected a Director of Wachovia at the 1996 Annual Meeting of Shareholders.
                                         Committees: Corporate Governance and Nominating
                                         Management Resources and Compensation
                                         Executive


--------------------------------------------------------------------------------


                                                DIRECTORS CONTINUING IN OFFICE
                                              Term Expiring 2000 Annual Meeting

-----------------------------------------------------------------------------------------------------------------------------
(Photo)                             JOHN L. CLENDENIN, 63, is a Chairman Emeritus of BellSouth Corporation, a telecom-
                                    munications holding company. He served as Chairman of the Board of BellSouth until
                                    December 31, 1997, and as President and Chief Executive Officer until his retirement as a management employee at the end of 1996. He also serves as a director of Coca-Cola
                                    Enterprises, Inc., Equifax Inc., National Service Industries, Inc., RJR Nabisco Holdings
                                    Corp., The Kroger Company, Springs Industries, Inc. and The Home Depot, Inc. Mr.
                                    Clendenin was a director of First Atlanta Corporation (later merged into Wachovia) from
                                    1981 to 1988, and was designated a Director of Wachovia upon its organization in 1985. He was elected for his present term at the 1997 Annual Meeting of Shareholders.
                                    Committees: Corporate Governance and Nominating
                                    Management Resources and Compensation
                                    Executive
-----------------------------------------------------------------------------------------------------------------------------

                                           DIRECTORS CONTINUING IN OFFICE-Concluded
                                               Term Expiring 2000 Annual Meeting

-----------------------------------------------------------------------------------------------------------------------------
(Photo)                                  GEORGE W. HENDERSON III, 49, is Chairman, Chief Executive Officer and a Director of
                                         Burlington Industries, Inc., which manufactures textiles and home furnishings. He was elected Chairman of that company in February 1998 and Chief Executive Officer in 1995.
                                         He also served as President from 1993 to 1998, Chief Operating Officer from 1993 to
                                         1995, and prior thereto as a Group Vice President. Mr. Henderson also serves as a director of Jefferson Pilot Corporation. He was a director of Wachovia Bank from 1995 to 1997, and first was elected a Director of Wachovia at the 1997 Annual Meeting of
                                         Shareholders.
                                         Committees: Audit
                                         Compliance

-----------------------------------------------------------------------------------------------------------------------------
(Photo)                                  ROBERT A. INGRAM, 55, is Chairman, Chief Executive Officer and President of Glaxo
                                         Wellcome Inc., a pharmaceutical research and development company. He was elected
                                         Chairman in October 1997 and Chief Executive Officer in 1994, and he served as
                                         President and Chief Operating Officer of Glaxo, Inc. from 1993 to 1994. Also in 1997,
                                         Mr. Ingram was elected as Chief Executive of Glaxo Wellcome plc, the parent company of
                                         Glaxo Wellcome Inc., and Chairman of Nippon Glaxo in Japan. He served as an Executive
                                         Director of Glaxo Wellcome plc from September 1996 until October 1997. Mr. Ingram was elected a Director of Wachovia at the 1997 Annual Meeting of Shareholders.
                                         Committees: Credit
                                         Finance

-----------------------------------------------------------------------------------------------------------------------------
(Photo)                                  JOHN G. MEDLIN, JR ., 64, is Chairman of the Board of Wachovia and Wachovia Bank. He
                                         also served as Chief Executive Officer of Wachovia until his retirement on December
                                         31, 1993, and as President until February 1, 1993. Mr. Medlin is a director of
                                         BellSouth Corporation, Burlington Industries, Inc., Media General, Inc., Nabisco
                                         Holdings Corp., National Service Industries, Inc., RJR Nabisco Holdings Corp. and
                                         USAirways Group, Inc. He was elected a director and Chairman of Wachovia Bank on June
                                         1, 1997 after previously serving as a director of Wachovia Bank from 1974 to 1994 and
                                         Chairman from 1985 to 1994. Mr. Medlin was designated a Director of Wachovia upon its organization in 1985 and was elected for his present term at the 1997 Annual Meeting of Shareholders.
                                         Committees: Credit
                                         Executive
                                         Finance


--------------------------------------------------------------------------------

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS


      The following table sets forth the beneficial ownership of Common Stock by each Director, nominee for Director and executive officer named in the Summary Compensation Table, and by all Directors, nominees and executive officers as a group, as of December 31, 1997.




                                                                                            Percent
                                                                                              of
Name                                                  Number of Shares(a)(b)                 Class
---------------------------------------------------  ------------------------               -------
     Leslie M. Baker, Jr. .........................      166,891 (c)(d)                      .0811
     James S. Balloun .............................        1,000 (g)                         .0005
     James F. Betts ...............................       24,367 (h)                         .0118
     Peter C. Browning ............................          200 (g)                         *
     John T. Casteen III ..........................        1,590 (g)                         .0008
     John L. Clendenin ............................        6,762 (g)                         .0033
     Hugh M. Durden ...............................       98,933 (c)(d)(e)                   .0481
     Lawrence M. Gressette, Jr. ...................       10,360 (e)(g)                      .0050
     Thomas K. Hearn, Jr. .........................        4,160 (g)                         .0020
     George W. Henderson III ......................        3,529 (e)(g)                      .0017
     Hayne Hipp ...................................        6,950 (g)                         .0034
     Robert M. Holder, Jr. (f) ....................       19,759 (g)                         .0096
     Robert A. Ingram .............................          200 (g)                         *
     James W. Johnston (f) ........................        5,673 (g)                         .0028
     Walter E. Leonard, Jr. .......................       82,375 (c)(d)                      .0400
     George R. Lewis ..............................        3,264 (h)                         .0016
     Robert S. McCoy, Jr. .........................       65,750 (c)(d)(e)                   .0320
     John G. Medlin, Jr. ..........................      210,264 (e)                         .1022
     Lloyd U. Noland, III .........................       89,098 (h)                         .0433
     G. Joseph Prendergast ........................       89,999 (c)(d)                      .0438
     Wyndham Robertson (f) ........................        1,569 (g)                         .0008
     Herman J. Russell (f) ........................       21,620 (g)                         .0105
     Sherwood H. Smith, Jr. .......................       10,477 (g)                         .0051
     John C. Whitaker, Jr. ........................        3,618 (g)                         .0018
     All Directors, Nominees and Executive Officers
     as a Group (29 persons) ......................    1,215,265 (c)(d)(e)(g)(h)             .5908


* Less than one ten-thousandth.

    (a) Except as otherwise noted, all such persons have sole voting and investment power with respect to their shares.

    (b) Not included are restricted shares reserved for nonemployee Directors under Wachovia's Stock Plan, the ownership of which will vest one year from the date of grant of annual awards and three years from the date of grant of initial awards or upon death, disability or retirement from the Board of Directors, as follows: annual awards of 250 shares for each nonemployee Director who was a member of the Board on April 25, 1997, and initial awards of 1,000 shares for Miss Robertson and Messrs. Balloun, Betts, Browning, Casteen, Henderson, Ingram, Lewis, Noland and Whitaker. Also not included are restricted shares reserved for executive officers under the Stock Plan, the ownership of which will vest five years after the date of grant and upon the attainment of certain performance goals or upon such officer's retirement from the Company (or will vest in part upon such officer's termination of employment due to death or disability), as follows: Mr. Baker, 106,324 shares; Mr. Durden, 19,000 shares;

         Mr. Leonard, 54,000 shares; Mr. McCoy, 51,500 shares; Mr. Prendergast, 56,000 shares; and other executive officers, 70,000 shares.


    (c) Included are shares held by the Trustee under Wachovia's Retirement Savings and Profit-Sharing Plan as follows: Mr. Baker, 154 shares; Mr. Durden, 133 shares; Mr. Leonard, 3,567 shares; Mr. McCoy, 9,931 shares; Mr. Prendergast, 154 shares; and all other executive officers participating in the Plan, 5,244 shares.


    (d) Included are shares subject to stock options granted to Messrs. Baker (79,173 shares), Durden (29,200 shares), Leonard (44,640 shares), McCoy (32,200 shares), Prendergast (36,000 shares) and other executive officers (150,267 shares) under Wachovia's stock option plans and exercisable at December 31, 1997 or within 60 days thereafter.



    (e) Included are shares owned by family members of the following directors and executive officers who disclaim beneficial ownership of such shares:
        Mr. Durden, 4,022 shares; Mr. Gressette, 108 shares; Mr. Henderson, 1,668 shares; Mr. McCoy, 973 shares; and Mr. Medlin, 5,540 shares.


    (f) Directors retiring as of April 24, 1998.


    (g) Not included are stock units held under the Deferred Stock Unit Plan (described on page 4) for the accounts of nonemployee Directors on February 1, 1998. Such units are equivalent in value to shares of Wachovia Common Stock, do not have voting rights, are payable only in cash after a Director leaves the Board or upon a change in control of the Company and are listed in the following table.


    (h) Not included are Common Stock equivalents, as listed in the following table, held by Messrs. Betts, Lewis and Noland under the Central Fidelity Directors Plan (described on page 4) which are equivalent in value to shares of Wachovia Common Stock, do not have voting rights and are to be settled in stock according to the distribution election of the Director.


      Following are the accumulated balances of Wachovia stock units in the accounts of nonemployee Directors under the Deferred Stock Unit Plan and Central Fidelity Directors Plan as of February 1, 1998:




          James S. Balloun ...................         191.70
          James F. Betts .....................       1,153.94
          Peter C. Browning ..................         131.12
          John T. Casteen III ................          59.49
          John L. Clendenin ..................       3,470.66
          Lawrence M. Gressette, Jr. .........       1,531.62
          Thomas K. Hearn, Jr. ...............       1,950.85
          George W. Henderson III ............         754.94
          Hayne Hipp .........................       1,129.77
          Robert M. Holder, Jr. ..............      21,698.79
          Robert A. Ingram ...................         757.64
          James W. Johnston ..................       1,068.88
          George R. Lewis ....................       1,791.86
          Lloyd U. Noland, III ...............       2,834.62
          Wyndham Robertson ..................       3,100.51
          Herman J. Russell ..................       4,172.11
          Sherwood H. Smith, Jr. .............       9,191.54
          John C. Whitaker, Jr. ..............       2,129.96
           Total .............................      57,120.00

                PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
          TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED
                                  TO BE ISSUED



      The Board of Directors of Wachovia has unanimously recommended that the Company's shareholders approve a proposal to adopt an amendment to the Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock of the Company from 500 million shares to one billion shares.
Article IV of the Articles of Incorporation currently authorizes the Company to issue 500 million shares of Common Stock. Article IV also authorizes the Company to issue 50 million shares of Preferred Stock, $5.00 par value per share (the "Preferred Stock"), of which no shares have been issued. As of the close of business on February 27, 1998, 205,703,285 shares of Common Stock were issued and outstanding and an additional 27,625,300 shares of Common Stock were reserved for issuance in connection with employee benefit plans, leaving 266,671,415 unreserved shares of Common Stock available for future issuance. The proposed amendment would not affect the provisions of Article IV relating to the Preferred Stock.


      The Company believes that it is advisable to have additional authorized shares of Common Stock available for general corporate purposes, including possible acquisitions, stock splits and stock dividends. Although there currently are no plans, agreements, commitments or understandings for the issuance of the additional shares of Common Stock that would be authorized upon adoption of the proposed amendment, the Company believes the availability of such shares will allow the Company to act promptly in the event opportunities requiring the issuance of additional shares arise. Further, since no additional action or authorization by the shareholders of the Company will be necessary prior to the issuance of such shares (unless otherwise required by law or applicable rules and regulations of the New York Stock Exchange), such shares may be issued as and when needed without the delay and expense of obtaining shareholder approval. The Board of Directors recommends that shareholders vote FOR approval of the proposed amendment.


      An increase in the authorized number of shares of Common Stock may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. For example, the issuance of a substantial number of shares of Common Stock to persons who have an understanding with the Company with regard to the voting of such shares, or the distribution or dividend of shares of Common Stock (or the right to receive Common Stock) to shareholders of the Company, may have the effect of preventing or discouraging unsolicited attempts to acquire control of the Company. In addition, the issuance of additional shares of Common Stock will reduce the percentage ownership of shareholders of the Company and could have the effect of diluting earnings per share and book value of existing shares of Common Stock.



             PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS


      Ernst & Young LLP has been appointed independent auditors to make the annual audit of the consolidated financial statements of Wachovia and its subsidiaries for 1998, upon ratification of that appointment by the shareholders. Ernst & Young LLP has acted as the independent auditors for Wachovia and its predecessors since 1969. Wachovia has been advised by Ernst & Young LLP that to the best of its knowledge no member of the firm has any direct or material indirect financial interest in Wachovia or any of its subsidiaries, nor has any such member had any connection during the past three years with Wachovia or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions. The Board of Directors recommends that shareholders vote FOR this proposal.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


      The senior management compensation program is administered by the Management Resources and Compensation Committee (the "Committee"). The Committee consists entirely of nonemployee directors who are not eligible to participate in any of the management compensation programs. The Committee is responsible for the establishment, approval and oversight of all senior management compensation and benefit policies, plans, programs and agreements. The Committee meets at least quarterly to evaluate, review and act on senior management compensation and benefit matters.



      Wachovia's senior management compensation program consists of base salary, annual incentive and stock-based awards based on the performance of the Company and the responsibility, experience, skills and performance of participating individuals. These plans utilize competitive peer group information, salary grade ranges, maximum incentive pay levels, and stock award guidelines which are established and administered to reinforce the alignment of the interests of senior management employees with the performance of the Company and the interests of its shareholders. The peer institutions used for comparison are fifteen of the highest performing regional banking companies in the country, all of which are included in the KBW Index used in the Performance Graph on page 16.



      The compensation program, including the Senior Management Incentive Plan and the Stock Plan, are designed to enable the Company to receive full deductions for income tax purposes for qualifying executive compensation which may be earned by certain executive officers in excess of $1 million.



      The Committee engages an independent executive compensation and benefit consultant to assist the Committee in its establishment, assessment and evaluation of the appropriateness and competitiveness of the senior management compensation program. The Committee has determined that Wachovia's senior management compensation programs, plans and awards are well within conventional standards of reasonableness and competitive necessity and are clearly justified by sustained performance which exceeds industry norms.



      A description of each of the major elements of the senior management compensation program and its specific relationship to corporate performance, and a summary of the decisions and actions taken by the Committee with regard to 1997 senior management compensation and the Chief Executive Officer's compensation, are set forth below.



Base Salary


      Members of senior management receive base salaries determined by the responsibilities, skills and experience related to their respective positions. Other factors considered in salary determination are individual performance, the success of each business unit in the individual's area of responsibility in achieving established profit and business plans, Wachovia's median salary ranges and Wachovia's ability to pay an appropriate and competitive salary. Members of senior management are eligible for periodic increases in their base salary as a result of individual performance or significant increases in their duties and responsibilities. The amount and timing of an increase depends upon the individual's performance, position of salary within the salary range, the time interval and any added responsibilities since the last merit increase. The salary increases during 1997 for certain executives, including the named executives, were based on an evaluation by the Committee of the above described factors.



Senior Management Incentive Plan


      Certain members of senior management participate in the Senior Management Incentive Plan. Personal award opportunities pursuant to the Plan are based upon the performance criteria applicable to the Company, the individual performance of each participant and related business unit performances.

      The Committee establishes annual corporate performance benchmarks and potential awards as a percentage of base salary determined upon review of Wachovia's historical performance and annual business plan, and taking into account the historical performance of peer institutions. The annual corporate performance benchmarks are established in terms of: (1) net income per fully diluted share (50% weight), (2) return on assets (25% weight) and (3) return on equity (25% weight). The composite corporate performance evaluation factor is determined by actual financial results for the year in relation to these three established goals.


      The performance of each individual and the business unit for which he or she is responsible is determined by evaluating each individual's accomplishments compared with established annual business goals and key strategic objectives. Based on Committee policies, an individual assessment is made of the employee's contribution to the achievement of overall Company performance, goals and objectives. The resulting individual performance evaluation factor may reduce, but not increase, the employee's award based upon the composite corporate evaluation factor.



      In January 1998, the Committee reviewed and approved the 1997 Senior Management Incentive Plan award payments to the Chief Executive Officer and other senior management employees, including the named executives. The payments were based on individual and business unit performances as compared with goals established for 1997 and on the Company achieving net income per fully diluted share of $4.12 (50% weight), and a return of 1.44% on assets (25% weight) and 18.60% on equity (25% weight). The Committee excluded special nonrecurring items primarily related to the merger transactions with Jefferson, Central Fidelity and 1st United and technology impairment charges during 1997 from the calculation of the net income goal.




Wachovia Corporation Stock Plan



      The purpose of the Stock Plan is to encourage and enable members of senior management to increase their stock ownership interests in the Company, thereby even further aligning their interests with the interests of other shareholders. Members of senior management are eligible to receive an annual benefit under the Plan in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and/or restricted units or other stock-related awards. Stock options, restricted stock and stock appreciation rights ("SARs") have been granted under the Plan. The stock options and SARs usually are earned over a five-year period. Vesting of grants of restricted stock is subject to attaining certain specified performance goals and completion of the restriction period (generally five years). The number of shares and kinds of awards granted an individual are based upon level of responsibility, individual performance, the Company's performance, the value of the options and awards in relation to the individual's base salary, and the amounts and kinds of prior awards.


      The Stock Plan is administered in a manner that encourages and enables members of senior management to increase their stock ownership interests in the Company over time and to retain for long-term investment the shares or interests obtained through the Plan.



      In early 1997, the Committee awarded stock options, restricted stock and SARs to the Chief Executive Officer and other members of senior management, including the named executives. The Committee took into account the responsibility level and performance of each individual and the other factors described above.


      As of February 1, 1998, approximately 2,917,531 shares of Common Stock were available for grant under the Wachovia Corporation Stock Plan.



1997 Compensation for the Chief Executive Officer


      The Chief Executive Officer's compensation is determined pursuant to the same basic factors as described above for other members of senior management. In establishing the base salary, incentive and stock awards of the

Chief Executive Officer for 1997, the Committee considered Wachovia's overall performance, record of increase in shareholder value, success in meeting strategic objectives and the incumbent's personal leadership and accomplishments. These factors were considered in conjunction with the Company's financial results for 1997 in relation to the established business plan and in comparison with the performance of peer organizations. Mr. Baker's 1997 management incentive plan award was based on the above considerations and the Company's achieving certain annual performance goals (net income per fully diluted share, return on assets and return on equity) as described above in this Report under the heading "Senior Management Incentive Plan."


                  MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE

                  John L. Clendenin, Chairman
                  Peter C. Browning
                  Robert M. Holder, Jr.
                  George R. Lewis
                  Sherwood H. Smith, Jr.
                  John C. Whitaker, Jr.

                  FIVE-YEAR STOCK PERFORMANCE COMPARISON GRAPH


      The graph below presents five-year cumulative total return comparisons through December 31, 1997, in stock price appreciation and dividends for Wachovia Common Stock, the Standard & Poor's 500 Stock Index and the Keefe, Bruyette & Woods 50 Total Return Index (the "KBW 50"). Returns assume an initial investment of $100 on the last trading day before the beginning of 1993 and quarterly reinvestment of dividends. The KBW 50 is a published industry index providing a market capitalization weighted measure of the total return of 50 U.S. banking companies, including all money center and most major regional banks.


(Performance Graph appears here. Plot points are listed in the table below.)

                                                                        Five-Year
               Base                                                     compound
               period                                                    annual
               1992     1993     1994    1995    1996     1997         growth rate
------------------------------------------------------------------------------------
Wachovia      $100    $101.28   $101.23 $148.93  $190.05 $280.10          22.9%
-------------------------------------------------------------------------------------
KBW 50         100     105.54    100.16  160.41   226.92  331.73          27.1
-------------------------------------------------------------------------------------
S&P 500        100     110.08    111.53  153.44   188.67  251.62          20.3



      Values as of each year-end based on a $100 initial investment and assuming reinvestment of dividends are shown in the graph and table above.

                                  COMPENSATION


      The following table sets forth, for the years ended December 31, 1997, 1996 and 1995, information regarding compensation paid to the Company's President and Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "named executives").



                           Summary Compensation Table



                                                        Annual Compensation
                                         -------------------------------------------------
                                                                             Other
                                                                             Annual
Name and Principal Position        Year   Salary ($)   Bonus ($)(1)   Compensation ($)(2)
--------------------------------- ------ ------------ -------------- ---------------------
Leslie M. Baker, Jr.              1997     710,000       432,700            41,482
President and Chief               1996     650,000       380,300            29,190
Executive Officer                 1995     595,833       387,300            28,622
G. Joseph Prendergast             1997     470,000       242,300            25,378
Senior Executive Vice President   1996     442,500       219,000            18,753
                                  1995     405,000       222,800            14,206
Walter E. Leonard, Jr.            1997     470,000       242,300            21,993
Senior Executive Vice President   1996     441,667       218,600            18,465
                                  1995     400,000       220,000            22,645
Robert S. McCoy, Jr.              1997     441,667       227,700            27,663
Senior Executive Vice President   1996     391,667       193,900            25,723
and Chief Financial Officer       1995     347,083       190,900            26,653
Hugh M. Durden                    1997     290,000       135,900            26,916
Executive Vice President          1996     275,417       123,900            17,827
                                  1995     262,916       131,500            14,241



                                    Long-Term Compensation Awards
                                  ---------------------------------
                                     Restricted       Securities
                                       Stock          Underlying          All Other
Name and Principal Position        Awards ($)(3)   Options/SARs(#)   Compensation ($)(4)
--------------------------------- --------------- ----------------- --------------------
Leslie M. Baker, Jr.                 999,986        75,000/50,000          42,600
President and Chief                  999,994        75,000/75,000          39,000
Executive Officer                    846,875             30,000/0          35,750
G. Joseph Prendergast                858,750             30,000/0          28,200
Senior Executive Vice President      875,000             25,000/0          26,550
                                     338,750             15,000/0          24,300
Walter E. Leonard, Jr.               858,750             30,000/0          28,200
Senior Executive Vice President      875,000             20,000/0          26,500
                                     338,750             15,000/0          24,000
Robert S. McCoy, Jr.                 858,750             30,000/0          26,500
Senior Executive Vice President      875,000             20,000/0          23,500
and Chief Financial Officer          254,063             12,000/0          20,825
Hugh M. Durden                       458,000             18,000/0          17,400
Executive Vice President             525,000             15,000/0          16,525
                                     135,500              8,000/0          15,775

(1) Performance-based incentive awards were paid pursuant to the Wachovia Senior Management Incentive Plan.


(2) All amounts disclosed are attributable to supplemental life and disability insurance, tax return preparation and financial planning services, company-sponsored social clubs, company-provided automobiles, and automobile and cost-of-living allowances, and are below the amounts required to be disclosed under the rules of the Securities and Exchange Commission.



(3) All outstanding restricted stock awards have a five-year restriction period. Aggregate outstanding restricted stock awards and their value at December 31, 1997 were: for Mr. Baker, 100,324 shares valued at $8,138,784.50; for Mr. Prendergast, 56,000 shares valued at $4,543,000;
    for Mr. Leonard, 54,000 shares valued at $4,380,750; for Mr. McCoy, 51,500 shares valued at $4,177,937.50; and for Mr. Durden, 27,000 shares valued at $2,190,375. No dividends are paid on restricted stock awards during the restriction period.



(4) The amounts shown reflect company matching contributions with respect to an individual's participation in Wachovia's Retirement Savings and Profit-Sharing Plan and the associated equalization plan.

                  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS


      The following table sets forth information with respect to the named executives concerning the grant of employee stock options and stock appreciation rights during 1997.



                     Option/SAR Grants in Last Fiscal Year




                                                                                                 Potential Realizable
                                                                                                   Value at Assumed
                                                                                                 Annual Rates of Stock
                                                                                                  Price Appreciation
                                                   Individual Grants                              for Option Term (3)
                           -----------------------------------------------------------------   -------------------------
                                                Percent of
                               Number of           Total
                              Securities       Options/SARs
                              Underlying        Granted to       Exercise or
                             Options/SARs      Employees in       Base Price      Expiration
Name                        Granted (#)(1)      Fiscal Year     ($/Share) (2)        Date         5% ($)       10% ($)
------------------------   ----------------   --------------   ---------------   -----------   -----------   -----------
Leslie M. Baker, Jr.        75,000/50,000     6.77%            57.25               1/24/07      4,500,527    11,405,219
G. Joseph Prendergast            30,000/0     1.63             57.25               1/24/07      1,080,127    2,737,253
Walter E. Leonard, Jr.           30,000/0     1.63             57.25               1/24/07      1,080,127    2,737,253
Robert S. McCoy, Jr.             30,000/0     1.63             57.25               1/24/07      1,080,127    2,737,253
Hugh M. Durden                   18,000/0      .98             57.25               1/24/07        648,076    1,642,352


(1) All stock options and SARs become exercisable over a five-year period in 20% annual increments.


(2) The exercise price equals the market price of Wachovia Common Stock on the date of the grant.


(3) As required by the Securities and Exchange Commission, potential net gain from the exercise of stock options and SARs is based on the assumed annual rates of stock price appreciation of 5% and 10%, over the term of each option and SAR. Any actual net gains are dependent on the future performance of the Company's Common Stock and general market conditions. There is no assurance that the assumed rates of stock price appreciation utilized in these calculations will be achieved. In order for these options and SARs to have value for the executive, the stock price must increase above the exercise price. Increases in the stock price will benefit all shareholders commensurately.

      The following table sets forth information with respect to the named executives concerning the exercise of options during 1997 and unexercised options and SARs held at year-end.



Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End
                               Option/SAR Values



                                                                       Number of Securities         Value of Unexercised
                                                                      Underlying Unexercised            In-the-Money
                                                                         Options/SARs at               Options/SARs at
                                                                           Year-End (#)            Fiscal Year-End ($)(2)
                                                                   --------------------------- ------------------------------
                          Shares Acquired
Name                      on Exercise (#)   Value Realized ($)(1)   Exercisable/Unexcersiable     Exercisable/Unexercisable
------------------------ ----------------- ----------------------- --------------------------- ------------------------------
Leslie M. Baker, Jr.           3,009               66,260.62              56,373/275,800           2,339,094.50/8,849,275.00
G. Joseph Prendergast          7,000              337,750.00               18,000/65,000             797,375.00/2,171,000.00
Walter E. Leonard, Jr.         4,800              200,800.80               20,000/60,000             904,000.00/1,973,500.00
Robert S. McCoy, Jr.              --                     --                17,300/57,200             770,550.00/1,841,950.00
Hugh M. Durden                    --                     --                18,620/38,680             867,860.00/1,286,790.00


(1) Value calculated by subtracting the exercise price from the market value on the date of exercise, rounded to whole dollars.


(2) Based on market price of $81.125 (market price of the Common Stock on December 31, 1997), less the exercise price and rounded to whole dollars.



              OTHER EXECUTIVE COMPENSATION PLANS AND ARRANGEMENTS


Pension Plan



      Wachovia has a defined benefit pension plan entitled the Retirement Income Plan of Wachovia Corporation. Employees of Wachovia and its subsidiaries who have completed one year of service, as defined in the plan, are eligible to participate in the plan. Upon retirement at age 65, a participant receives (subject to certain limitations) an annual benefit which equals 1.2% of the average of the highest five consecutive years of base compensation preceding termination or retirement ("average compensation"), multiplied by years of service after December 31, 1989. (For certain highly compensated employees, including the named executives, this formula applies to service in 1989.) For participants who terminated or retired before January 1, 1998, but after December 31, 1989, the formula described above was applied to the average of the highest five consecutive years of base compensation paid during the ten consecutive years preceding termination or retirement ("final average compensation").

                               Pension Plan Table


      The table below sets forth estimated annual benefits which would become payable upon retirement at age 65 under the plan to persons in certain specified salary and years-of-service classifications who are hired on or after January 1, 1990.



                                                  Estimated Annual Retirement Benefits
 Average Base Salary During                                   for Years of
  Highest Five Consecutive                               Credited Service (1)(2)
 Years in the Last Ten Years   ---------------------------------------------------------------------------
      Before Retirement            10           15           20           25           30           35
----------------------------   ----------   ----------   ----------   ----------   ----------   ----------
         $    50,000            $  4,986     $  7,479     $  9,972     $ 12,465     $ 14,958     $ 17,451
             100,000               9,972       14,958       19,944       24,930       29,916       34,902
             500,000              49,860       74,790       99,720      124,650      149,580      174,510
           1,000,000              99,720      149,580      199,440      249,300      299,160      349,020
           1,200,000             119,664      179,496      239,328      299,160      358,992      418,824

(1) Pursuant to the terms of the plan, annual retirement income benefits are not reduced or offset by Social Security benefits. Estimated annual retirement benefits shown above are based on a joint and 100% survivor form of retirement income. The precise amount of the benefit depends upon the age of a participant and the age of his or her surviving spouse.


(2) Some of the amounts shown exceed the limits imposed by federal law for qualified pension plans and are payable only to participants in the other retirement arrangements described below.



      Persons hired before January 1, 1990, including the named executives, will receive an annual benefit which is generally greater than the amounts shown in the table above. The benefit computation of such a person will depend upon the final average compensation and number of years of service before January 1, 1990, and the benefit formula in effect during such years. For employees of South Carolina National Corporation ("SCNC"), formerly a subsidiary of the Company, and its subsidiaries prior to January 1, 1992, the benefits described above will only apply to service after December 31, 1991.



      For persons employed by Wachovia and its subsidiaries before January 1, 1990 and after December 31, 1986, a participant will receive an annual benefit equal to 1.4% of final average compensation as of December 31, 1989, plus .6% of final average compensation as of December 31, 1989, in excess of 50% of the 1989 Social Security taxable wage base, multiplied by years of service from January 1, 1987 through December 31, 1989 (or December 31, 1988 in the case of certain highly compensated employees). In addition, the plan provides a one-time special supplemental benefit to employees who were employed by Wachovia and its subsidiaries and were participants in the plan on December 31, 1989, such employees who retired, became disabled or were terminated without fault and with vested benefits during 1989, and the beneficiaries of such employees who died during 1989. The special supplemental benefit is added to each such person's accrued benefit under the plan in the amount of .5% of annualized rate of eligible salary on September 1, 1989 (or, if greater, .5% of final average compensation as of December 31, 1989) multiplied by full years of service beginning on the January 1 following the employee's date of hire and ending on December 31, 1989. The special supplemental benefit may be paid in a lump sum upon retirement, at the employee's option.



      For persons employed by The Wachovia Corporation, formerly a subsidiary of the Company, and its subsidiaries before January 1, 1987, a participant receives an annual benefit equal to 2.5% of final average compensation as of December 31, 1989, multiplied by years of service (not in excess of 30 years) before January 1, 1987, reduced by 50% (prorated for less than 30 years) of the Social Security benefit at his Social Security retirement age under the law in effect in 1989. In no event may this benefit exceed 65% of the participant's final average compensation as of December 31, 1989.

      For persons employed by First Atlanta Corporation, formerly a subsidiary of the Company, and its subsidiaries before January 1, 1987, a participant receives an annual benefit calculated as a ten-year certain and life annuity equal to 1.8% of final average compensation as of December 31, 1989, multiplied by years of service (not in excess of 35 years) before January 1, 1987, reduced by 50% (prorated for less than 35 years) of the Social Security benefit at his Social Security retirement age under the law in effect in 1989.


      For persons employed by SCNC and its subsidiaries before January 1, 1992, a participant receives an annual benefit equal to 50% of final average compensation (as determined below) less 50% of the Social Security primary insurance benefit, proportionately reduced for less than 30 years of service prior to 1992. The final average compensation of such an employee is equal to the average of the employee's total cash compensation for the 60 consecutive months within the final 120 months prior to January 1, 1992, which will produce the highest average. The accrued benefit of such a participant as determined on December 31, 1991, is multiplied by a fraction, the numerator of which is final average compensation at retirement or other termination of service (as otherwise determined under the plan) and the denominator of which is final average compensation as so determined on December 31, 1991.


      Except as otherwise provided, the benefit amounts described above are computed on the basis of a straight life annuity, but other payment options are available which could provide a survivor benefit following the death of the participant. Retirement prior to age 65 is permitted upon certain circumstances under the plan. Either of these alternatives could result in an adjustment of the amount of the benefit received by the participant.


      Federal law places certain limitations on the amount of benefits payable by qualified pension plans. The annual benefit paid to a participant at Social Security retirement age cannot exceed $125,000 for 1997 and $130,000 for 1998 (adjusted in increments of $5,000 for inflation). In addition, the annual amount of covered compensation under the plan is limited to $160,000 for 1997 and 1998 (adjusted in increments of $10,000 for inflation). The 1997 base salary for each of the named executive officers is set forth in the Summary Compensation Table. For such individuals, full years of credited service are as follows: Mr. Baker, 27 years; Mr. Durden, 24 years; Mr. Leonard, 27 years; Mr. McCoy, 13 years; and Mr. Prendergast, 23 years.



Retirement Savings and Profit-Sharing Plan



      Wachovia has a voluntary defined contribution plan entitled the Retirement Savings and Profit-Sharing Plan of Wachovia Corporation. All employees who have completed two months of service are eligible to participate in the plan and are eligible for the Company's matching contribution after participating for one year. Wachovia contributes a minimum of $.50 for each $1.00 of up to the first 6% of base pay contributed by a participant and may make an additional contribution of up to $.50 for each $1.00 of up to the first 6% of base pay contributed by a participant each year if the Company meets certain earnings performance criteria. The criteria for determining any such additional matching contributions are established by the Management Resources and Compensation Committee (the "Committee") at the beginning of each year. The Committee also may approve a special discretionary contribution to the plan of up to 4% of each eligible employee's base salary paid during the year if the Committee determines that the Company's performance during the year was truly outstanding.


      Federal law limits the maximum annual compensation from which an employee may elect to make contributions under qualified plans such as the plan to $160,000 for 1997 and 1998 (adjusted in increments of $10,000 for inflation). Participants may elect to make all or part of their contributions under these plans on a before-tax basis provided such before-tax contributions do not exceed $9,500 in 1997 and $10,000 in 1998 (adjusted in increments of $500 for inflation). Employee contributions are subject to certain regulatory restrictions which may limit further the maximum contribution of certain more highly compensated participants (including the named executives). During 1997, Wachovia maintained a nonqualified equalization plan designed to protect selected key employees (including the named executives) of the Company or its subsidiaries from loss of benefits under the plan resulting from the application of limitations on contributions to qualified plans contained in the Internal Revenue Code. If contributions under the plan were not allocated to the key employee due to those limitations on contributions, the equalization plan provided for Wachovia to credit to a nonqualified account for the employee the amount of such contribution not so allocated. Amounts credited to each participant's nonqualified account in 1997 were credited monthly with an interest equivalent based on the Long-Term Applicable Federal Rate and are payable to the participants in the equalization plan upon termination of employment. The amounts contributed by Wachovia to the equalization plan are included in the column "All Other Compensation" in the Summary Compensation Table.




Other Retirement Arrangements



      To assist in executive management succession planning, Wachovia has entered into nonqualified, unfunded executive retirement agreements with certain senior officers of the Company, including the named executives, three other executive officers and five other senior officers. Under the agreements, the officer will retire at age 60 or, with the permission of the Committee, as early as age 55 on a reduced benefit basis for each year prior to age 60 provided the executive has completed ten years of service. The officer will receive an annual benefit equal to 2.5% of final average compensation multiplied by years of service, up to a maximum of 62.5% of final average compensation, less the sum of the amounts payable from the Retirement Income Plan and any other pension plan in which the officer may participate. For this purpose, final average compensation is the average of the officer's total cash compensation for the three full calendar years within the final five full calendar years of employment which will produce the highest average. Base salary and amounts received by the officer pursuant to the Senior Management Incentive Plan are included in determining final average compensation. The benefit amount is computed in the form of a straight life annuity and is payable in monthly increments or, upon request by the individual and approval by the Committee, may be payable in a lump sum actuarial equivalent amount.



      The following table sets forth estimated total annual benefits which would become payable under the formula in the executive retirement agreement (which amounts will be reduced by the benefits paid under the Retirement Income
Plan) to the officers based upon final average compensation and years of credited service.



                                             Estimated Annual Retirement Benefits
                                                 for Years of Credited Service
 Average Compensation During Highest   -------------------------------------------------
 Three Years in the Last Five Years
          Before Retirement                10           15           20           25
------------------------------------   ----------   ----------   ----------   ----------
           $      100,000               $ 25,000     $ 37,500     $ 50,000     $ 62,500
                  300,000                 75,000      112,500      150,000      187,500
                  500,000                125,000      187,500      250,000      312,500
                  700,000                175,000      262,500      350,000      437,500
                  900,000                225,000      337,500      450,000      562,500
                1,000,000                250,000      375,000      500,000      625,000
                1,100,000                275,000      412,500      550,000      687,500
                1,200,000                300,000      450,000      600,000      750,000


      Mr. McCoy's executive retirement agreement is slightly different than those of the other executives in that his formula increases by 1% per year of service from a percentage of 55% should he retire with 10 years of service up to a maximum of 60% at 15 years of service. All other material features of his executive retirement agreement are identical to those of the other participants.


      In addition to the executive retirement agreement and also to assist in senior management succession planning, Wachovia has entered into supplemental retirement agreements with one executive officer not named in the Summary Compensation Table and 13 senior officers of the Company. With the exception of the level of benefits provided under these agreements, the agreements are identical to the executive retirement agreements. The officer will receive an annual benefit equal to 2% of final average compensation multiplied by years of service, up to a maximum of 50% of final average compensation, less the sum of the amounts payable from the Retirement Income Plan and any other pension plan in which the officer may participate.


      The following table sets forth estimated total annual benefits which would become payable under the formula in the supplemental retirement agreements (which amounts will be reduced by the benefits paid under the Retirement Income Plan) to the officers based upon final average compensation and years of credited service.




                                             Estimated Annual Retirement Benefits
                                                 for Years of Credited Service
 Average Compensation During Highest   -------------------------------------------------
 Three Years in the Last Five Years
          Before Retirement                10           15           20           25
------------------------------------   ----------   ----------   ----------   ----------
           $       100,000              $20,000      $ 30,000     $ 40,000     $ 50,000
                   150,000               30,000        45,000       60,000       75,000
                   200,000               40,000        60,000       80,000      100,000
                   250,000               50,000        75,000      100,000      125,000
                   300,000               60,000        90,000      120,000      150,000
                   350,000               70,000       105,000      140,000      175,000


      In addition to the executive and supplemental retirement agreements and also to assist in senior management succession planning, Wachovia has a Retirement Income Benefit Enhancement Plan which covers 13 senior officers of the Company. The benefits afforded to plan participants are similar to those afforded under the executive and supplemental retirement agreements with the following exceptions: (1) the officer will receive an annual benefit equal to 1.5% of final average compensation multiplied by years of service, up to a maximum of 37.5% of final average compensation, less the sum of the amounts payable from the Retirement Income Plan and any other pension plan in which the officer may participate; and (2) the retirement eligibility dates, normal forms of payment and benefit options are identical to those under the Retirement Income Plan.



      The following table sets forth estimated total annual benefits which would become payable under the formula in the Retirement Income Benefit Enhancement Plan (which amounts will be reduced by the benefits paid under the Retirement Income Plan) to the officers based upon final average compensation and years of credited service.



                                             Estimated Annual Retirement Benefits
                                                 for Years of Credited Service
 Average Compensation During Highest   -------------------------------------------------
 Three Years in the Last Five Years
          Before Retirement                10           15           20           25
------------------------------------   ----------   ----------   ----------   ----------
           $       100,000              $15,000      $22,500      $30,000      $37,500
                   150,000               22,500       33,750       45,000       56,250
                   200,000               30,000       45,000       60,000       75,000
                   250,000               37,500       56,250       75,000       93,750

Employment Agreements


      Wachovia has entered into Employment Agreements with certain senior officers of the Company, including each of the named executives, four other executive officers and 20 other senior officers. If the Company terminates the officer's employment without cause, the officer will receive monthly compensation continuance payments for the period beginning with the date of termination and ending with the earlier of the third anniversary of the date of termination or the retirement date of the officer pursuant to the officer's executive or supplemental retirement agreement, if any, described above. The monthly amount of compensation continuance is defined as one-twelfth of the sum of (i) an amount equal to the officer's highest annual rate of salary in effect during the twelve-month period immediately preceding his date of termination,
(ii) an amount equal to the average of the amounts, if any, awarded to the officer under Wachovia's Senior Management Incentive Plan for each of the three consecutive calendar years immediately preceding the year of termination, and
(iii) an amount equal to the average of any annual contributions by the Company on behalf of the officer under the Retirement Savings and Profit-Sharing Plan and the associated equalization plan, for each of the three consecutive calendar years immediately preceding the year of termination.

During the period of compensation continuance, the officer also will receive benefits pursuant to certain employee benefit plans in which he was participating at the time of termination or substantially similar benefits, all outstanding stock options previously granted to the officer will become fully vested and exercisable, and all previously granted restricted stock awards will become fully vested and available for distribution to the officer. The Employment Agreements for the Chief Executive Officer, three of the named executives, three other executive officers and five other senior officers also have a change of control feature which extends the Agreement for three years in the event of a change in control of the Company.




          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


      The members of the compensation committee from April 25, 1997, or from the date such individual joined the Board, to the present are: John Clendenin, Chairman, Peter C. Browning, Robert M. Holder, Jr., George R. Lewis, Sherwood
H. Smith, Jr. and John C. Whitaker, Jr. None of these individuals is or has ever been an officer or employee of Wachovia. Mr. Baker is a Director of Carolina Power & Light Company but does not serve on its compensation committee. Mr. Smith, Chairman of the Board of Carolina Power & Light Company, serves on Wachovia's compensation committee.



Certain Transactions Involving Members of the Committee



      On November 25, 1997, Wachovia Bank entered into an Agreement of Purchase and Sale of Real Property to purchase an 8.6524 acre tract and a 0.3317 acre tract located in Forsyth County, North Carolina (the "Real Property") for the purpose of constructing on that property a data processing center. Subsequent to the execution of such Purchase Agreement, Wachovia Bank elected to treat the property as replacement property in a like-kind exchange transaction pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and certain regulations promulgated thereunder. In furtherance of that purpose, on January 23, 1998, Wachovia Bank assigned its rights under the initial Purchase Agreement to HP Venture II, LLC ("HP"), a Georgia limited liability company of which the son of Robert M. Holder, Jr., a Director of Wachovia, is the sole member, and concurrently with such assignment entered into a Purchase and Sale Agreement with that entity. The Purchase and Sale Agreement provides that if HP and Wachovia Bank shall not have negotiated and executed mutually acceptable agreements, on or before March 31, 1998, for the construction and development of the data processing center and the terms and conditions of construction financing therefor, Wachovia Bank will repurchase the Real Property for an amount equal to the sum of: (i) the initial purchase price of the Real Property in the amount of approximately $2.1 million, plus all out-of-pocket costs and expenses incurred by HP in connection with such acquisition, (ii) interest on such amount at a rate per annum (computed on a simple interest basis) equal to the Monthly LIBOR Index plus 1.85%, (iii) all out-of-pocket costs incurred by HP in connection with development work on or about the Real Property in contemplation of the development and construction of the improvements described in the recitals of the Purchase and Sale Agreement, and (iv) a transaction fee (not to exceed $30,000) equal to 1% times the sum of HP's out-of-pocket costs and expenses described in items (i) and (iii) above. Wachovia Bank is currently in the process of negotiating a construction development and purchase and sale agreement with HP.



      In April 1997, Wachovia Bank began construction on a new office building and parking deck one block from the corporate headquarters building in Winston-Salem, North Carolina. The building will be seven floors of approximately 235,000 total square feet to be occupied by Wachovia Bank and its affiliates. The parking deck will contain 600 spaces to be utilized by employees of Wachovia Bank and its affiliates. Construction is expected to be completed by March 15, 1998.


      After careful consideration and review of possible alternatives and with the assistance of appropriate independent professionals, management recommended that the Board of Directors of Wachovia Bank retain the services of an experienced consultant to undertake the planning, design and oversight of construction and to provide expertise in project management, budgeting, cost control, contracting with required contractors and specialists, providing guidance to the architect as to design practicality, and administering the construction process consistent with prudent industry standards. The criteria for selection of the consultant included the firm's prior experience with development management of comparable projects, the capabilities and commitment of its senior principals, its ability to work in a team environment, its lack of conflicting or competing projects which could result in a reduction or compromise in the consultant's attention to the project, the financial stability and reputation in the industry of the consultant, and the cost of delivery of the services to be provided. Management evaluated firms located in the southeastern United States, solicited bids from seven qualified firms and recommended to the Wachovia Bank Board and to the Wachovia Board that the firm of Taylor & Mathis, Inc., a real estate development firm of which Charles McKenzie Taylor, who retired as a Director of Wachovia in April 1997, is an officer, director and minority shareholder, be retained by Wachovia Bank. In January 1997, the Wachovia Bank Board and the Wachovia Board with Mr. Taylor absent, approved such arrangement after thorough discussion and review. Wachovia Bank negotiated a development management agreement pursuant to which it is estimated that Taylor & Mathis, Inc. will be paid a fee of approximately $360,000 and expenses of $30,000 over a two-year period. In 1997, payments totaled $228,046.86, including $225,000 in fees and $3,046.86 in expenses.


      Management evaluated bids and qualifications of several general contractors for this project and recommended that Wachovia Bank select Holder-Russell Construction Company ("Holder-Russell"), a joint venture of two construction companies, as general contractor. The two companies have worked together frequently in similar joint ventures, including on Wachovia's headquarters building. Robert M. Holder, Jr., a Director of Wachovia, is an officer, director and majority shareholder of one of these companies, and Herman J. Russell, a Director of Wachovia, is an officer, director and majority shareholder of the other company. In January 1997, the Wachovia Bank Board and the Wachovia Board, with Messrs. Holder and Russell absent, approved such arrangement after thorough discussion and review. Wachovia Bank, with the assistance of Taylor & Mathis, Inc., negotiated a construction contract pursuant to which it is estimated that Holder-Russell will be paid a fee of 3% of the total project costs (such fee is estimated to be approximately $753,420) plus expenses. Holder-Russell projects costs to date have totaled $9,775,629 generating fee payments of approximately $293,268, or 3% of costs to date.



      Wachovia Bank entered into a contract effective August 1, 1995, with Taylor & Mathis, Inc., for the management and operation of the Company's headquarters building. The management fee is $9,083.33 per month plus 25% of the salary and travel expenses of the general manager and all of the salaries and benefits of the on-site employees. The contract was renewed and will continue until December 31, 1999, unless terminated by the parties. Fees in the amount of approximately $264,957.20 were paid to Taylor & Mathis, Inc., under this contract in 1997. An amendment to this contract provided for the operation and management of the new office building. The management fee is $3,478.52 per month plus 25% of the salary and travel expenses of the general manager and all of the salaries and benefits of the on-site employees. The contract will continue until December 31, 1999, unless terminated by the parties.


      Wachovia Bank entered into a lease agreement effective July 1, 1991, with a Georgia general partnership of which Mr. Holder and members of his family are the principals, for branch and drive-in banking facilities and office space in an office building in Atlanta, Georgia. Wachovia Bank employed an independent professional consulting firm to review the lease proposal and ensure that the lease terms and arrangements were fair and competitive. The lease agreement relates to 40,813 square feet of space for the branch banking location and office space for a term of 15 years with two five-year extension options. Base rent is $79,016.61 per month in years one through five, $94,415.07 per month in years six through ten, and $107,407.43 per month in years 11 through 15. If the extension options are exercised, rent will be at a negotiated fair market rate at that time. The lease agreement was amended, effective December 31, 1991, to add an additional 11,450 square feet of office space for a term of five years and base rent of $21,945.83 per month following an initial free rent period for 15 months. The amendment provides for a ten-year extension option, which was exercised on June 15, 1996, and went into effect on April 1, 1997, at a base rent of

$24,216.75 per month in years six through ten and $27,508.62 per month in years 11 through 15, followed by two five-year extension options at negotiated fair market rates. The lease agreement was amended a second time, effective February 22, 1993, to provide for an additional 10,825 square feet for a term of four years and base rent of $20,746.00 per month following an initial free rent period of 12 months. This amendment was amended, effective March 20, 1995, to reduce the added space to 4,897 square feet and the rent to $9,386 per month and amended again on June 15, 1996 to delete the 4,897 square feet. The second amendment also provides for a ten-year extension option at a base rent of $11,532.68 per month in years six through ten and $14,644.58 per month in years 11 through 15, followed by two five-year extension options at negotiated fair market rates. The lease agreement also provides that Wachovia Bank will pay its pro rata share of the operating expenses of the building in excess of 1992 levels (1993 levels with respect to space leased under the second amendment) of such expenses which are paid by the lessor. The total rent and operating expenses paid by Wachovia Bank during 1997 were approximately $1,412,596.




        CERTAIN TRANSACTIONS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS


      Directors, nominees and executive officers, members of their immediate families, and business organizations and individuals associated with them have been customers of, and have had normal banking transactions with, Wachovia Bank, CFB, JNB and 1st Bank. All such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and did not involve more than the normal risk of collectibility or present other unfavorable features. In addition, Wachovia and its subsidiaries have engaged in other transactions with such persons, all of which were made on substantially the same terms as those prevailing at the time for comparable transactions with other persons.



Certain Transactions Involving Directors Not on the Compensation Committee


      Hayne Hipp is President and Chief Executive Officer of The Liberty Corporation, which is the parent of Liberty Life Insurance Company ("Liberty Life"), which Mr. Hipp also serves as a director. The Hipp family has significant share holdings in The Liberty Corporation. Wachovia places with Liberty Life certain credit life insurance purchased by installment loan customers of its subsidiary corporations. The net premium benefit on this credit life insurance retained by Liberty Life in 1997 was approximately $159,967. Employee-owned universal life insurance policies for certain Wachovia employees also are written by Liberty Life. During 1997, Wachovia paid approximately $90,961 in premiums for this plan coverage, including approximately $42,427 in employee payments toward universal life insurance plan coverage. Corporate-owned life insurance policies associated with certain employee benefit obligations are written by Liberty Life. During 1997, premiums for this coverage were approximately $1,349,390.




            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE



      Section 16(a) of the Securities Exchange Act of 1934 requires Wachovia's Directors and executive officers, and any persons who own beneficially more than 10% of the outstanding shares of Wachovia Common Stock (there being, to Wachovia's knowledge, no such 10% shareholders as of December 31, 1997), to file with the SEC and the New York Stock Exchange reports disclosing their initial ownership of Wachovia Common Stock, as well as subsequent reports disclosing changes in such ownership. To Wachovia's knowledge, based solely on a review of the copies of such reports furnished to Wachovia and written representations that no other reports were required during the fiscal year ended December 31, 1997, Wachovia's Directors and executive officers complied with all Section 16(a) filing requirements.

                             SHAREHOLDER PROPOSALS


      In order to be considered for inclusion in the Proxy Statement and Form of Proxy to be used in connection with Wachovia's 1999 Annual Meeting of Shareholders, shareholder proposals must be received by the Secretary of Wachovia no later than November 18, 1998.


                                 OTHER MATTERS



      The management of Wachovia knows of no other business which will be presented for consideration at the meeting. However, if other matters properly are presented at the meeting, it is the intention of the proxy holders named in the accompanying Form of Proxy to vote the Proxies in accordance with their best judgment.






                                          /s/ L. M. Baker, Jr.
                                          L. M. Baker, Jr.
                                          Chief Executive Officer
                                          March 18, 1998

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                                (WACHOVIA LOGO)

[GRAPHIC OMITTED]

------------------------------------------------------------------------
                                    APPENDIX
-------------------------------------------------------------------------

[ X ] PLEASE MARK VOTES
      AS IN THIS EXAMPLE



-----------------------------              1. Election of a Director to serve a one-year term:
Wachovia Corporation                          James F. Betts                                         For
----------------------------                  Election of Directors to serve for a two-year term:    All       With-        For All
                                              John T. Casteen III                                  Nominees    hold         Except
                                              George R. Lewis
                                              Election of Directors to serve for a three-year term:  [  ]      [  ]         [  ]
                                              James S. Balloun     Lloyd U. Noland, III
                                              Peter C. Browning    Sherwood H. Smith, Jr.
Mark box at right if an address change        Hayne Hipp
or comment has been noted on
the reverse side of this card.   [  ]         NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line
                                              through the name(s) of the nominee(s).
                                              Your shares will be voted for the remaining
                                              nominee(s).                                                For     Against   Abstain

                                            2. Amendment of the Articles of Incorporation of             [   ]    [   ]     [   ]
                                               Wachovia Corporation to increase the number of shares of
                                               common stock authorized to be issued from 500 million
                                               to one billion.


                                                                                                          For     Against   Abstain
                                            3. Ratification of the appointment of Ernst &
                                               Young LLP as independent auditors.                         [   ]    [   ]     [   ]

                           --------

Please be sure to sign     Date
and date this Proxy.
-------------------------------------

                                            4. In their discretion, upon any other business which
Shareholder(s) sign here                       may properly come before the meeting or at any adjournment
-----------------------------------            thereof.


DETACH CARD                                                                                               DETACH CARD




                              Wachovia Corporation

Dear Shareholder:


Please take note of the important information enclosed with this Proxy. There are a number of issues related to the management and operation of your Company that require immediate attention and approval. These are discussed in the enclosed Proxy Statement.

Please mark the boxes on this Proxy card to indicate how your shares should be voted. Then sign the card, detach and return it in the enclosed postage-paid envelope.

Your vote must be received before the Annual Meeting of Shareholders, April 24, 1998.

Thank you for your prompt consideration of these matters.


Sincerely,

Wachovia Corporation

                              Wachovia Corporation


                    Proxy for Annual Meeting of Shareholders
 This Proxy is Solicited on Behalf of the Board of Directors of the Corporation



The undersigned hereby appoints Kenneth W. McAllister, Senior Executive Vice President and General Counsel, and Alice Washington Grogan, Secretary, of Wachovia Corporation, as attorneys and proxies to vote all of the shares of COMMON STOCK of Wachovia Corporation, appearing on the reverse side hereof, held or owned by the undersigned at the Annual Meeting of Shareholders on April 24, 1998, and at any adjournments thereof.


THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.


------------------------------------------------------------------------------
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
------------------------------------------------------------------------------

Please sign exactly as your name(s) appear(s) on the books of the Company. Each joint owner should personally sign. Trustees, custodians and other fiduciaries should indicate the capacity in which they sign and, where more than one name appears, a majority must sign. If the shareholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.

-------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                               DO YOU HAVE ANY COMMENTS?

----------------------------------------                --------------------------------------------

----------------------------------------                -------------------------------------------

----------------------------------------                ------------------------------------------





[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

-------------------------------            1. Election of a Director to serve a one-year term:
      Wachovia Corporation                    James F. Betts                                         For
-------------------------------               Election of Directors to serve for a two-year term:    All       With-        For All
                                              John T. Casteen III                                   Nominees   hold         Except
Retirement Savings                            George R. Lewis
and Profit-Sharing Plan                       Election of Directors to serve for a three-year term:  [  ]      [  ]         [  ]
                                              James S. Balloun     Lloyd U. Noland, III
                                              Peter C. Browning    Sherwood H. Smith, Jr.
Mark box at right if an address change        Hayne Hipp
or comment has been noted on
the reverse side of this card.   [  ]         NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line
                                              through the name(s) of the nominee(s).
                                              Your shares will be voted for the remaining
                                              nominee(s).                                                For     Against   Abstain

                                            2. Amendment of the Articles of Incorporation of             [   ]    [   ]     [   ]
                                               Wachovia Corporation to increase the number of shares of
                                               common stock authorized to be issued from 500 million
                                               to one billion.


                                                                                                          For     Against   Abstain
                                            3. Ratification of the appointment of Ernst &
                                               Young LLP as independent auditors.                         [   ]    [   ]     [   ]

                           --------

Please be sure to sign     Date
and date this Proxy.
-------------------------------------

                                            4. In their discretion, upon any other business which
Participant sign here                          may properly come before the meeting or at any adjournment
-----------------------------------            thereof.



DETACH CARD                                                                                               DETACH CARD




                              Wachovia Corporation

Dear Participant:


Please take note of the important information enclosed with this Proxy. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in the enclosed Proxy Statement.

Please mark the boxes on this Proxy card to indicate how your shares should be voted. Then sign the card, detach and return it in the enclosed postage-paid envelope.

Your vote must be received before the Annual Meeting of Shareholders, April 24, 1998.

Thank you in advance for your prompt consideration of these matters.


Sincerely,

Wachovia Corporation

                              Wachovia Corporation


                    Proxy for Annual Meeting of Shareholders
 This Proxy is Solicited on Behalf of the Board of Directors of the Corporation

Wachovia Bank, N.A., Trustee
Wachovia Corporation Retirement Savings and Profit-Sharing Plan

With respect to shares of Common Stock of Wachovia Corporation held for your account under the Wachovia Corporation Retirement Savings and Profit-Sharing Plan, you are instructed to sign and forward the proxy being solicited by the Wachovia Corporation Board of Directors after having directed said proxy to be voted in the manner you have directed on the form of such proxy appearing on the reverse hereof. Unless you have otherwise directed on such form, this proxy will be voted FOR the proposals referred to herein.


THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.


------------------------------------------------------------------------------
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
------------------------------------------------------------------------------



HAS YOUR ADDRESS CHANGED?                               DO YOU HAVE ANY COMMENTS?

----------------------------------------                --------------------------------------------

----------------------------------------                --------------------------------------------

----------------------------------------                --------------------------------------------